EXHIBIT 99.1

Capstone Green Energy Receives Notifications from Nasdaq Related to Delayed Annual Report on Form 10-K and Minimum Bid Price Deficiency

LOS ANGELES, CA / BUSINESS WIRE / September 14, 2023 / Capstone Green Energy Corporation (NASDAQ: CGRN), announced that on September 12, 2023 it received a written notice from the Nasdaq Listing Qualifications Department of The Nasdaq Stock Market (Nasdaq) notifying the Company that it was not in compliance with Nasdaq Listing Rule 5250(c)(1) as a result of not having timely filed its Annual Report on Form 10-K for the year ended March 31, 2023. The Company has also failed to timely file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 and issued a press release on August 18, 2023 announcing that it had received written notice from the Nasdaq Listing Qualifications Department of the Nasdaq notifying the Company that it was not in compliance with Nasdaq Listing Rule 5250(c)(1) as a result of not having timely filed its Quarterly Report on Form 10-Q for the quarter ended June 30, 2023. The written notice from Nasdaq is only a notification of deficiency, not of imminent delisting.

On September 12, 2023, the Company also received a written notice from the Nasdaq Listing Qualifications Department of the Nasdaq notifying the Company that it is not in compliance with the minimum bid price requirements set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on The Nasdaq Capital Market. Nasdaq Listing Rule 5550(a)(2) requires listed securities to maintain a minimum bid price of $1.00 per share, and Nasdaq Listing Rule 5810(c)(3)(A) provides that a failure to meet the minimum bid price requirement exists if the deficiency continues for a period of 30 consecutive business days. Based on the closing bid price of the Company’s common stock between July 28, 2023 and September 11, 2023, the Company no longer meets the minimum bid price requirement. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company has been provided an initial period of 180 calendar days, or until March 11, 2024, to regain compliance.

Additionally, as previously reported, the Company received a written notice from the Nasdaq Listing Qualifications Department notifying the Company that for the last 30 consecutive business days, the Company’s Market Value of Listed Securities (“MVLS”) was below the minimum of $35 million required for continued listing on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(b)(2). In accordance with Nasdaq Listing Rule 5810(c)(3)(C), the Company was provided a period of 180 calendar days, or until September 25, 2023, to regain compliance.

About Capstone Green Energy

Capstone Green Energy (NASDAQ: CGRN) is a leading provider of customized microgrid solutions, and on-site energy technology systems focused on helping customers around the globe meet their environmental, energy savings, and resiliency goals. Capstone Green Energy focuses on four key business lines. Through its Energy as a Service (EaaS) business, it offers rental solutions utilizing its microturbine energy systems and battery storage systems, comprehensive Factory Protection Plan (FPP) service contracts that guarantee life-cycle costs, as well as aftermarket parts. Energy Generation Technologies (EGT) are driven by the Company's industry-leading, highly efficient, low-emission, resilient microturbine energy systems offering scalable solutions in addition to a broad range of customer-tailored solutions, including hybrid energy systems and larger frame industrial turbines. The Energy Storage Solutions (ESS) business line designs and installs microgrid storage systems, creating customized solutions using a combination of battery technologies and monitoring software. Through Hydrogen & Sustainable Products (H2S), Capstone Green Energy offers customers a variety of hydrogen products, including the Company's microturbine energy systems.

To date, Capstone has shipped over 10,000 units to 83 countries and estimates that in FY22, it saved customers over $213 million in annual energy costs and approximately 388,000 tons of carbon. Total savings over the last four years are estimated to be approximately $911 million in energy savings and approximately 1,503,100 tons of carbon savings.

For customers with limited capital or short-term needs, Capstone offers rental systems; for more information, contact: rentals@CGRNenergy.com.

For more information about the Company, please visit www.CapstoneGreenEnergy.com. Follow Capstone Green Energy on Twitter, LinkedIn, Instagram, Facebook, and YouTube.

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including the other statements regarding the Company's expectations, beliefs, plans, intentions, and strategies. The Company has tried to identify these forward-looking statements by using words such as "expect," "anticipate," "believe," "could," "should," "estimate," "intend," "may," "will," "plan," "goal" and similar terms and phrases, but such words, terms and phrases are not the exclusive means of identifying such statements. Actual results, performance and achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to a variety of risks, uncertainties and other factors, including, but not limited to, the following: the impacts of the Company’s inability to timely file its Annual Report on Form 10-K and Quarterly Report on Form 10-Q; when or whether the Company will be able to regain compliance with Nasdaq’s continued listing requirements; the impact of the recent CEO transition on relationships with customers, vendors, distributors, employees and investors and the ability of the new CEO to execute on the Company’s strategies; the Company’s ability to meet its liquidity requirements; compliance with the agreements governing the Company's indebtedness, including as to the Company’s obligation to enter into a transaction support agreement; the effects and outcome of ongoing reviews and investigations of financial reporting and other matters; the Company's ability to develop new products and enhance existing products; product quality issues, including the adequacy of reserves therefor and warranty cost exposure; intense competition; general business, industry and economic conditions; the Company's ability to adequately protect its intellectual property rights; and the impact of pending or threatened litigation. For a detailed discussion of factors that could affect the Company's future operating results, please see the Company's filings with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

CONTACT:
Capstone Green Energy
Investor and investment media inquiries:
818-407-3628
ir@CGRNenergy.com